UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2014 (October 23, 2014)

Grand Canyon Education, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34211	20-3356009
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 W. Camelback Road
Phoenix, Arizona	85017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 639-7500

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On October 29, 2014, Grand Canyon Education, Inc. (the “University”) reported its results for the third quarter of 2014. The press release dated October 29, 2014 is furnished as Exhibit 99.1 to this report.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 23, 2014, the Board of Directors of the Company, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, approved and adopted an amendment to the Corporation’s Second Amended and Restated Bylaws (as so amended, the “Third Amended and Restated Bylaws”). Under the Third Amended and Restated Bylaws, Article II, Section 2. was amended to change the voting standard for the election of directors from a plurality to a majority voting standard in uncontested elections. Under the new majority voting standard, a nominee for director shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Directors will continue to be elected by plurality vote at any meeting of stockholders for which the number of nominees exceeds the number of directors to be elected. The Third Amended and Restated Bylaws became effective immediately upon their adoption and the new majority vote standard will apply to the election of directors at the Company’s 2015 annual meeting of stockholders. The above description of the Bylaw Amendments does not purport to be complete and is qualified in its entirety by reference to the Bylaw Amendments, which are attached hereto as Exhibit 3.1.

Under a related change to the Company’s Corporate Governance Principles and Practices, also adopted on October 23, 2014, if an incumbent nominee does not receive a majority of the votes cast in an uncontested election, that director shall promptly offer to tender his or her resignation to the Board. The Nominating and Corporate Governance Committee of the Board will then consider whether to accept the director’s resignation and make a recommendation to the Board. The Board will then consider the resignation, and within 90 days after the date of certification of the election results, the Board shall publicly disclose its decision and the reasons for its decision. The director whose resignation is under consideration may not participate in any deliberation regarding his or her resignation unless none of the directors received a majority of the votes cast. If the Board accepts a director’s resignation, the Board may elect a replacement in accordance with the Third Amended and Restated Bylaws.

Item 8.01. Other Events

On October 29, 2014, the University also issued a press release regarding the decision of its board of directors to form a committee of independent directors to explore options aimed at enhancing stockholder value. The Board chose to form the committee after the University’s management expressed a desire to explore the possibility of effecting a conversion of the University to a nonprofit entity. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

The Board of Directors cautions the University’s stockholders and others considering trading in its securities that the Board of Directors has not yet received a proposal nor has the Board of Directors determined whether such a transaction would be feasible. There can be no assurance that any such proposal will ever be made or, if made, whether it would be accepted or that any agreement would be executed or any transaction consummated. In addition, the consummation of any such transaction would be subject to applicable legal, regulatory and accrediting body approvals. The committee intends to engage a financial advisor to aid in its review of any such proposal if made and any other alternatives that could enhance stockholder value.

Item 9.01. Consolidated Financial Statements and Exhibits.

3.1	Third Amended and Restated Bylaws

99.1	Press Release dated October 29, 2014

99.2	Press Release dated October 29, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRAND CANYON EDUCATION, INC.

Date: October 29, 2014	By:	/s/ Daniel E. Bachus
Daniel E. Bachus
Chief Financial Officer
(Principal Financial and Principal Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description

3.1	Third Amended and Restated Bylaws

99.1	Press Release dated October 29, 2014

99.2	Press Release dated October 29, 2014